EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State of Incorporation	Relationship to Registrant

CorVel Healthcare Organization	California	wholly-owned subsidiary
CorVel Health Care Corporation	California	wholly-owned subsidiary

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